SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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OWENS REALTY MORTGAGE, INC.
(Name of Registrant as Specified in its Charter)

Financial Institution Partners III, LP
Hovde Capital Ltd.
Eric D. Hovde
Hovde Capital Advisors LLC
Opal Capital Partners, LP
Opal Advisors, LLC
P. James Hua
Steven D. Hovde
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Financial Institutions Partners III LP / Owens Realty Mortgage, Inc.

A copy of correspondence is filed herewith.

Important Information

This filing is not a solicitation of a proxy from any security holder of Owens Realty Mortgage, Inc.  On January 12, 2018, Hovde Capital Advisors LLC, together with its affiliates (the “Group”), officially submitted two nominees, Steven Hovde and James Hua, to stand for election to the Board of Directors (the “Board”) of Owens Realty Mortgage, Inc. (the “Company”) during the Company’s upcoming Annual Meeting.  The participants in the solicitation are: Financial Institution Partners III, LP, Hovde Capital Ltd., Eric D. Hovde, Hovde Capital Advisors LLC, Opal Capital Partners, LP, Opal Advisors, LLC, P. James Hua, Steven D. Hovde.  The interests that the participants have in the solicitation are as a result of their holding shares of the Company.  The Group plans to send a definitive proxy statement, proxy card and related proxy materials to shareholders of the Company seeking their support of the nominees to the Board.  Shareholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about the nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card (when available) and other documents filed with the Securities and Exchange Commission (“SEC”) by the Group at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed with the SEC by the Group may also be obtained free of charge from the Group, upon request.

Financial Institutions Partners III LP Response to Owens Realty Mortgage (ORM) Press Release on May 9, 2018 Regarding Eric Hovde’s Nomination of Two New Board Members

ORM’s public response references “a very reasonable settlement proposal” offered in April to Hovde Capital Advisors and Financial Institutions Partners III regarding its nomination of two new directors. This was an unreasonable settlement proposal in our opinion. It did not address the three central problems with ORM’s corporate governance and business model, which we outlined to Management and then subsequently to ORM’s shareholders on May 8, 2018. The reference to the settlement proposal in their response letter is another disingenuous attempt by Management to distract from the real issues facing ORM. To outline the key issues again:

First, there is no alignment of shareholder interest with the Board and Management. The Board and Management own only 3.26% of ORM and the independent directors own less than half a percent of the Company. Further, their proposal offering “direct involvement” in the selection of a “Gender Diversity Designee” (as stated in the settlement offer) would result in another independent director with no stock ownership being nominated to the Board, which does not resolve any of our fundamental issues.

Second, the Board has continued to engage in one-sided economic arrangements that only benefits the external manager, OFG and Mr. Owens, over the interests of ORM’s shareholders. Our letter dated May 8, 2018 clearly demonstrates ORM’s lack of financial performance, which is in stark contrast to the economic benefits awarded to OFG over the last decade. This arrangement, analyzed by any corporate governance standards, is abusive.

Third, ORM’s Board has improperly managed its capital resources to the benefit of OFG at the expense of ORM shareholders. This is demonstrated by ORM continuing to make or extend risky real estate loans at an approximate 7.75% coupon, with the net yield to shareholders being substantially less after deducting management fees, SG&A and credit losses. When comparing this low single-digit return to the return on capital generated from repurchasing shares of ORM at a 30-50% discount to its $22 net asset value, the choice is obvious. The share buybacks would allow the Company to generate immediate returns of over 35% on capital. Contrary to Management and the Board’s spin, basic math and common sense do not lie.

The Board of ORM has no valid argument to contest the Board representation Hovde Capital is seeking. The consistent misallocation of capital and failure to represent shareholder interests has led to ongoing shareholder abuse and compelled Hovde Capital to pursue Board representation. Instead of addressing our legitimate concerns and engaging in a resolution that will benefit all shareholders, ORM attempts to smear Hovde Capital and Eric Hovde by stating Eric Hovde dismissed the value of gender diversity by adding a female Director to the Board. We unequivocally welcome the addition of a female director. ORM has had an all-male Board throughout its history and we believe ORM should promptly remove one of its existing Directors to make this valuable addition.

The reason we rejected ORM’s proposal is that one of Hovde Capital’s key issues in this proxy contest is the lack of Board members with significant economic interests in the Company. Appointing a director, as ORM’s Board proposed, would result in another Director with no meaningful ownership in the company, compared to our nominees, James Hua and Steven Hovde, who both have significant economic stakes in ORM.

Further, ORM’s settlement offer contained other stipulations that were completely unacceptable such as voting requirements on our shares, our inability to take any future actions against ORM and covenants not to sue the Company regardless of any future actions by ORM’s Board. Lastly, the company never addressed another of our other main conditions which is to properly allocate ORM’s free cash flow and capital to generate the highest and best return for all shareholders through repurchasing shares. In its letter, ORM states that the Company repurchased 1,961,000 shares or 17.5% of shares outstanding. It is very important to clarify the share repurchase statistics, as 810,937 of these shares were purchased at $19.25, a significant premium to market value, to quiet another frustrated investor Freestone Capital.

It is clear that the prior settlement offer and now the Board’s response letter was a blatant and obvious attempt to use the nomination of a female director candidate and topic of gender diversity to evade the reasonable demands of shareholders to have their economic interests represented. These actions and timing are deceitful and disrespectful to all. Based on our good faith and belief in gender diversity, we will offer the Board of ORM to accept a substitute to one of our directors with a female candidate of our choosing who will have strong real estate underwriting skills to replace one of our two nominees for the Board. The Board will obviously have to waive the Company’s January 12th nomination date requirement.

In ORM’s press release, the Board collectively refers to the Hovde Group. It is important to clarify that the name “Hovde Group,” which ORM’s management and Board uses to reference the nominating entities, is unrelated to the corporation Hovde Group, a broker dealer based in Chicago with no ownership in ORM. The nominating entities are instead affiliated with Hovde Capital Advisors, based in Madison, Wisconsin. One of the nominees to ORM’s Board is Steven Hovde, Chairman of Hovde Group in Chicago.